EXHIBIT 10.16



                                SECOND AMENDMENT
                     TO THE 1996 LONG-TERM INCENTIVE PLAN OF
                     BALLY TOTAL FITNESS HOLDING CORPORATION



     This Second Amendment to the 1996 Long-Term Incentive Plan of Bally Total Fitness Holding Corporation (the "Plan") is made by Bally Total Fitness Holding Corporation (the "Company") on this 24th day of February, 1998, and effective as of February _________, 1998.

1. Section 2.13 of the Plan is hereby amended by adding the phrase ", consultants or others providing key services to the Company" after the phrase "and other key employees of the Company" in the definition of Employees.

2. Section 14 of the Plan is hereby amended by adding the following language at the end of Section 14:

          "Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Awards, other than Incentive Stock Options, to be granted to Employees on terms which permit transfer by the recipient to (i) the spouse, children or grandchildren or parents of the recipient ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of the recipient or Immediate Family Members, (iii) a partnership or limited liability company in which such Immediate Family Members and/or the recipient are the only partners or members, or (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision. Following transfer, any such Awards shall continue to be subject to the same terms and conditions of the Award Agreement and the Plan as were applicable immediately prior to transfer."


     The portions of the Plan unaffected by this Second Amendment shall remain in full force and effect.